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EXHIBIT 10.1

                                 GENERAL RELEASE

      1. This General Release (this "Release") is between William Flores, Jr. (the "Employee") and ENERGY PARTNERS, LTD., its affiliates, and their respective parent companies, controlling persons, subsidiaries, affiliates, officers, directors, employees, shareholders, agents and representatives (collectively, "the Employer"), concerning the termination of Employee's employment, said termination to take effect on June 30, 2005.

      2. As a result of Employee's termination, which the Company will treat as a resignation, Employee will receive all wages earned through June 30, 2005 and any earned but unused vacation pay. These monies are Employee's even if he decides not to sign this Release.

      3. Employer will also pay Employee, as additional consideration for the promises described below, severance in the gross amount of $103,000 (less appropriate withholding for benefits, taxes, offsets, etc.), payable in a lump sum within seven (7) calendar days of the Effective Date (as defined in Section 13 below) of this Release.

      4. As additional consideration, and subject to the Compensation Committee's approval and the satisfaction of applicable tax withholding requirements, Employer shall accelerate Employee's vesting of 13,333 restricted shares of Employer's common stock awarded on August 1, 2003, and Employee shall be given until December 31, 2005 to exercise the vested portion (as to 8,667 shares) of the Employee's option to purchase shares of the Employer's common stock that was granted on May 13, 2004.

      5. In further consideration of the promises described below, and if Employee elects COBRA continuation health coverage, Employer agrees, subject to the other terms of this Section, to reimburse Employee for the COBRA premiums paid by Employee to maintain such COBRA continuation coverage for Employee and his dependents currently covered by Employer's group health insurance plan (said amount not to exceed the amount of premium paid by Employer per month immediately preceding Employee's termination). Such reimbursements will continue for the period until (a) Employee ceases eligibility for COBRA continuation coverage, (b) Employee becomes eligible for coverage under the terms of a health plan provided by any new employer of Employee, or (c) December 31, 2005, whichever occurs first. Employee will notify Employer in writing within ten (10) days after becoming employed by a new employer that offers health coverage to its employees. Employee will be reimbursed for such payments, provided that Employee presents proof satisfactory to Employer that Employee has paid premiums and provided that Employee certifies that Employee was not eligible for coverage under the terms of a health plan provided by any new employer of Employee. Employee will be responsible for paying all federal and state taxes due for such reimbursements.

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      6. Both parties acknowledge that the payments/promises described above in
Sections 3, 4, and 5 constitute fair and adequate consideration for the execution of this Release, and that such payments/promises constitute consideration to which Employee was not previously entitled.

      7. In consideration of the payments/promises described above in Sections 3, 4, and 5, Employee hereby fully, finally, completely and generally releases Employer from any and all claims, actions, demands, and/or causes of action, whether known or unknown, of whatever kind or character, including, without limitation, any which transpired or arose prior to the execution of this Release, including, without limitation: any claim under state or federal law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et. seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 et. seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. Section 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981a; Americans With Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq.; Fair Labor Standards Act, as amended, 29 U.S.C. Section 201, et. seq.; The Older Workers Benefit Protection Act; Employee Retirement Income Security Act, as amended, 29 U.S.C. Section 1000 et. seq.; Family and Medical Leave Acts, as amended, 29 U.S.C. Section 2601, et. seq.; The Louisiana Employment Discrimination Law, LSA-R.S. 23:301 et seq., LSA-R.S. 23:631-635, LSA-R.S. 23:966, LSA-R.S. 23:1361, and La. Civ. Code arts. 2315-2316 and 2749; as well as any and all claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, stock options, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, intentional infliction of emotional distress, and any other possible claims relating to Employee's employment and/or the termination of his employment with Employer. Employee also specifically releases Employer from any claims for attorney's fees, costs and expenses incurred in connection with any matter herein released.

      8. In consideration of the payments/promises described above in Sections 3, 4, and 5, Employee further agrees (a) to hold confidential, and not to disclose to anyone, any confidential information gained or disclosed to Employee in the course of Employee's employment with Employer, including, but not limited to, in whatever form they may exist, whether oral, written, graphic, electronic or otherwise, any and all (i) geological, engineering, geophysical or seismic data, descriptions, maps, models, interpretations, evaluations and reports, (ii) commercial, contractual, financial and other related or unrelated information, and (iii) notes, analyses, compilations, studies, interpretations or other documents prepared by or for Employee which contain, reflect or are based upon, in whole or in part, any of the foregoing confidential information. Employee acknowledges that damages at law may be an insufficient remedy to Employer if Employee violates the terms of this Section 8 and that Employer shall suffer irreparable harm and shall be entitled to preliminary and/or permanent injunctive relief to restrain the breach of or otherwise enforce through specific performance any of the covenants contained in this Release without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies Employer may have.

      9. Both parties understand and agree that this Release constitutes a valid and enforceable waiver and release agreement, and creates enforceable rights as described herein.

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Both parties acknowledge that this Release shall not affect any claim or cause of action arising after the date that Employee executes this Release.

      10. Both parties acknowledge that nothing in this Release shall be construed to limit or preclude, in any way, Employee's right to continue either Employee's own or Employee's dependents' coverage under Employer's group health plan provided in the Federal COBRA Statute, to pursue claims under Louisiana Workers' Compensation Act, LSA-R.S. 23:1021 et seq., except claims under LSA-R.S. 23:1361, or to seek unemployment compensation under State law.

      11. Employee further agrees to fully cooperate with Employer, at reasonable times and on reasonable notice, with regard to any requests made by Employer for consulting work, advice or testimony related to Employer's operations and/or any legal, administrative or other business matters in which Employer is involved and in which Employee's assistance or participation is needed. To the extent any such consulting work, advice, testimony or other services exceed five calendar days in the aggregate, Employee shall be entitled to be paid a reasonable industry consulting rate.

      12. Both parties acknowledge and agree that by entering into this Release, Employee waives and releases forever any right to apply for employment, reemployment or reinstatement with Employer. Employee and Employer further agree not to disparage or otherwise criticize each other or make any comments, statements and the like to the press or to others that may be considered detrimental to the good name or reputation (including, without limitation, business reputation) of the other.

      13. BOTH PARTIES UNDERSTAND THAT EMPLOYEE SHALL HAVE TWENTY-ONE (21) DAYS (THE "CONSIDERATION PERIOD") TO CONSIDER THIS RELEASE BEFORE SIGNING. BOTH PARTIES UNDERSTAND THAT EMPLOYEE SHALL HAVE SEVEN (7) DAYS (THE "REVOCATION PERIOD") IN WHICH TO REVOKE THIS RELEASE AFTER SIGNING, AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SEVEN (7) DAYS AFTER SIGNING (THE "EFFECTIVE DATE"), AND THE PAYMENTS/PROMISES DESCRIBED IN SECTIONS 3, 4 AND 5 SHALL NOT BE DUE AND OWING UNTIL AFTER THE EFFECTIVE DATE SET FORTH HEREIN. BOTH PARTIES ACKNOWLEDGE THAT THIS RELEASE WAS PROVIDED TO EMPLOYEE FOR REVIEW AND CONSIDERATION ON JUNE 30, 2005. IF EMPLOYEE ELECTS TO SIGN THIS RELEASE, AN EXECUTED COPY OF THIS RELEASE IS TO BE RETURNED TO JOHN H. PEPER, EXECUTIVE VICE PRESIDENT, ENERGY PARTNERS, LTD., 201 ST. CHARLES AVENUE, SUITE 3400, NEW ORLEANS, LA 70170 PROMPTLY FOLLOWING ITS EXECUTION BY EMPLOYEE BUT IN ANY EVENT PRIOR TO THE EXPIRATION OF THE CONSIDERATION PERIOD, AND EMPLOYEE AND EMPLOYER AGREE AND ACKNOWLEDGE THAT A REVOCATION OF THIS RELEASE MUST BE IN WRITING AND DELIVERED BEFORE THE EXPIRATION OF THE REVOCATION PERIOD TO MR. PEPER AS PROVIDED ABOVE. THIS RELEASE WILL BECOME EFFECTIVE, BINDING AND IRREVOCABLE IF NOT REVOKED BEFORE THE EXPIRATION OF THE REVOCATION PERIOD.

      14. BOTH PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THIS RELEASE WAS MADE KNOWINGLY AND VOLUNTARILY, AND THAT EMPLOYEE IS HEREBY ADVISED IN WRITING OF THE RIGHT TO CONSULT WITH LEGAL COUNSEL OF EMPLOYEE'S CHOICE, AND HAS BEEN GIVEN AMPLE OPPORTUNITY TO EXERCISE THE RIGHT TO CONSULT LEGAL COUNSEL.

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      15. Both parties understand and agree that the laws of Louisiana or, where applicable, federal law, will govern the validity, interpretation and effect of this Release.

      16. Should a Court of competent jurisdiction decide that any part or provision of this Release is null, then the remainder of this Release shall remain in effect as if the null part or provision did not exist.

      17. It is agreed that, notwithstanding Employee's representations and warranties, if any of the restrictions herein are found by a Court to be overly broad in temporal or territorial scope, or otherwise unreasonable, the Court shall have the authority to reform this Release and to enforce the restrictions to the fullest extent found by the Court to be reasonable in light of all of the circumstances.

      18. By voluntarily executing this General Release, the Parties hereby accept the foregoing terms and conditions.

AGREED TO AND ACCEPTED                      OFFERED this 5th day of July, 2005:
this 6th day of July, 2005:
EMPLOYEE:                                   EMPLOYER:

/s/ William Flores, Jr.
--------------------------                  ENERGY PARTNERS, LTD.
WILLIAM FLORES, JR.

                                            By:     /s/ John H. Peper
                                                -------------------------
                                                      JOHN H. PEPER,
                                                 EXECUTIVE VICE PRESIDENT

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